Exhibit 1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of March  __, 2007, among Lpath, Inc., a Nevada corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions

In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act.  With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) the Company merging into or consolidating with any other Person, or any Person merging into or consolidating with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (ii) the Company selling or transferring all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iii) the execution by the Company of an agreement to which the Company  is a party or by which it is bound, providing for any of the events set forth in clauses (i) and (ii) above.

“Closing Dates” means, collectively, the dates of the First Closing and the Second Closing.

“Closings” means collectively, the closings of the purchase and sale of the Securities pursuant to Section 2.1, and any reference to “Closing” or “Closings” shall be construed to include the First Closing and the Second Closing unless only one such closing is expressly referred to.

 “Commission” means the Securities and Exchange Commission.

“Common Stock” means the Class A common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Eilenberg Krause & Paul LLP, with offices located at 11 East 44th Street, 19th Floor, New York, NY 10017.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Effective Date” means the date that the initial Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission.

 “Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(r).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, and (c) securities issued as a result of cancellation and/or transfer of previously issued securities of the Company which do not result in a dilutive effect on the Company’s securities, (d) securities issued in connection with and pursuant to a stockholder “rights” plan, “poison pill” or other similar anti-takeover plan adopted by the Company, and (e) securities issued  pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“First Closing” shall have the meaning ascribed to such term in Section 2.1 hereof.

“First Closing Date” means the date of the First Closing.

“FWS” means Feldman Weinstein & Smith LLP with offices located at 420 Lexington Avenue, Suite 2620, New York, New York 10170-0002.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(aa).

 “Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Lehman Director” means the director of the Company which may be designated by LB I Group, Inc. (“Lehman”) in accordance with Section 4.17 hereof.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Participation Maximum” shall have the meaning ascribed to such term in Section 4.13.

“Per Share Purchase Price” equals $0.95, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pre-Notice” shall have the meaning ascribed to such term in Section 4.13.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.9.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchasers, in the form of Exhibit A attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Shares and the Warrant Shares.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Second Closing” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Second Closing Date” means the date of the Second Closing.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Approval” means such approval as may be required by the Nevada General Corporation Law from the shareholders of the Company with respect to (a) the increase of the Company’s authorized Common Stock from 60,000,000 to not less than 100,000,000 shares, and (b) approval of an increase in the number of options authorized to be granted under the Company’s 2005 Stock Option/Stock Issuance Plan up to the lesser of either (i) 10,390,000 shares of Common Stock or (ii) 15% of the Company’s capital stock as calculated on a fully diluted, as converted basis and assuming the completion of the Second Closing; provided, however, that if the matters covered by Stockholder Approval are submitted to the Company’s stockholders in conjunction with the Company’s 2007 annual meeting of stockholder (the “Annual Meeting”), then, for the avoidance of doubt, it is understood by the parties hereto that the inclusion of other, unrelated items in the Annual Meeting as may be deemed necessary or advisable by the

Board of Directors of the Company shall be permitted, regardless of the outcome of the vote on such items.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Shares and Warrants purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsequent Financing” shall have the meaning ascribed to such term in Section 4.13.

“Subsequent Financing Notice” shall have the meaning ascribed to such term in Section 4.13.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a).

 “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction Documents” means this Agreement, the Warrants, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Nevada Agency and Trust Company, with a mailing address of 50 West Liberty Street, Suite 880, Reno, Nevada 89501 and a facsimile number of (775) 322-5623, and any successor transfer agent of the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board;

(c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchaser and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” means collectively the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to 5 years, in the form of Exhibit C attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

2.1           Closings.  Upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and each Purchaser, severally and not jointly,  agrees to purchase, an aggregate of, up to $17,000,000 of Shares and Warrants.  Each Purchaser shall deliver to the Escrow Agent identified to the Purchasers by the Company (the “Escrow Agent”), via wire transfer or a certified check, immediately available funds equal to that portion of its Subscription Amount to be paid at the applicable Closing, and the Company shall deliver to each Purchaser its respective Shares and a Warrant as determined pursuant to Section 2.2(a) to be delivered at each Closing, and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the applicable Closing.  Upon satisfaction of the conditions set forth in Sections 2.2 and 2.3, each Closing shall occur at the offices of FWS, or such other location as the parties shall mutually agree. The Closings shall take place in two stages as set forth below (respectively, the “First Closing” and the “Second Closing”).   Upon satisfaction of the conditions set forth in Sections 2.2 and 2.3, the Closings shall occur at the offices of the Escrow Agent, or such other location as the parties shall mutually agree.

a)                                      First Closing.   The First Closing shall be for an aggregate Subscription Amount of $14,025,000 and shall occur within 5 Trading Days of the date hereof.

b)                                     Second Closing.  The Second Closing shall be for the balance of the Subscription Amounts, and shall occur within 3 Trading Days after the receipt of Stockholder Approval.

2.2           Deliveries.

(a)           On or prior to the First Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)                    this Agreement duly executed by the Company;

(ii)                   a legal opinion of Company Counsel, in the form of Exhibit B attached hereto;

(iii)                  a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, a certificate evidencing a number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser;

(iv)                  a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 35% of the number of Shares being subscribed for in the aggregate at both Closings, with an exercise price equal to $1.05, subject to adjustment therein;

(v)                   the executed Voting Agreements of such 5% or greater shareholders as shall in the aggregate represent a majority of the issued and outstanding Common Stock as of the First Closing Date, in substantially the form of Exhibit D hereto, provided, however, that such Voting Agreements shall not be required if the number of shares of Common Stock represented and covered by the voting agreements set forth in Section 4.18 hereof shall exceed 50% of the issued and outstanding capital stock of the Company following the First Closing; and

(vi)                  the Registration Rights Agreement duly executed by the Company.

(b)           On or prior to the First Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i)                    this Agreement duly executed by such Purchaser;

(ii)                   such Purchaser’s Subscription Amount for the First Closing by wire transfer to the account as specified in writing by the Company; and

(iii)                  the Registration Rights Agreement duly executed by such Purchaser.

(c)           Deliveries at the Second Closing.  At the Second Closing, the Company shall deliver to each Purchaser (i) the Securities being purchased at the Second Closing, (ii) an officers’ certificate executed by the Chief Executive Officer and the Chief Financial Officer certifying that all of the Company’s representations and warranties in Section 3.1 remain true and correct as of the Second Closing Date; and (iii) a bring-down letter from Company Counsel affirming the legal opinion delivered at the First Closing.

2.3           Closing Conditions.

(a)           The obligations of the Company hereunder in connection with each Closing are subject to the following conditions being met or waived by the Company:

(i)                    the accuracy in all material respects when made and on the applicable Closing Date of the representations and warranties of the Purchasers contained herein (except with respect to representations and warranties which relate to a specific date, in which case such representations and warranties shall continue to be materially accurate as of such date);

(ii)                   all obligations, covenants and agreements of the Purchasers required to be performed at or prior to the applicable Closing Date shall have been performed; and

(iii)                  the delivery by the Purchasers of the items set forth in Section 2.2(b) of this Agreement.

(b)           The respective obligations of the Purchasers hereunder in connection with each Closing are subject to the following conditions being met or waived by each Purchaser as to itself:

(i)                    the accuracy in all material respects on the applicable Closing Date of the representations and warranties of the Company contained herein (except with respect to representations and warranties which relate to a specific date, in which case such representations and warranties shall continue to be materially accurate as of such date);

(ii)                   all obligations, covenants and agreements of the Company required to be performed at or prior to the applicable Closing Date shall have been performed;

(iii)                  the Board of Directors of the Company shall have amended Article II, Section 11 of the Company’s Bylaws, effective as of the First Closing, to permit actions to be taken by the written consent of the holders of a simple majority of the Company’s outstanding Common Stock;

(iv)                  the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement, and as to the Second Closing only, the items in Section 2.2(c);

(v)                   there shall have been no Material Adverse Effect with respect to the Company since the date hereof (it being agreed that any evidence of animal toxicity with respect to SphingomabTM shall be deemed to be a Material Adverse Effect; and

(vi)                  from the date hereof to the applicable Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of each Purchaser, makes it impracticable or inadvisable to purchase the Shares at the Closing.

(c)           Condition to the Second Closing.     In addition to the conditions set forth in Section 2.3(b), the obligation of each Purchaser to complete the Second Closing is subject to the Company’s obtaining Stockholder Approval.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company.  Except as set forth in the Disclosure Schedules which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Purchaser:

(a)           Subsidiaries.  All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a).  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  If the Company has no subsidiaries, then all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b)           Organization and Qualification.  The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than in connection with the Required Approvals.  Each Transaction Document to which the Company is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Shares and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)           Filings, Consents and Approvals.  Except as set forth on Schedule 3.1(e),  the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required pursuant to Section 4.4 of this Agreement, (ii) the filing with the Commission of the Registration Statement, (iii) application(s) to each applicable Trading Market for the listing of the Securities for trading thereon in the time and manner required thereby, (iv) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws and (v) as to the Second Closing only Stockholder Approval (collectively, the “Required Approvals”).

(f)            Issuance of the Securities.  The Securities to be issued at the First Closing are, and subject only to Stockholder Approval, the Securities to be issued at the Second Closing will be, duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Warrant Shares, when issued in accordance with the terms of the Transaction Documents, and, as to the Second Closing only, subject to Stockholder Approval, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company.  The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Warrants as to the First Closing, and, subject only to Stockholder Approval, as to the Second Closing.

(g)           Capitalization.  The capitalization of the Company is as set forth on Schedule 3.1(g), which Schedule 3.1(g) shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plan and pursuant to the conversion or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.  Except as set forth on Schedule 3.1(g), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as set forth on Schedule 3.1(g), as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.  Except as set forth on Schedule 3.1(g), the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities.  There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h)           SEC Reports; Financial Statements.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since November 30, 2005, and, to Company’s knowledge, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)            Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.  The Company does not have pending before the Commission any request for confidential treatment of information.  Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.1(i), no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

(j)            Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)           Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect.  None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company, and neither the Company or any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good.  No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.  The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)            Compliance.  Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m)          Regulatory Permits.  The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)           Title to Assets.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(o)           Patents and Trademarks.  To the knowledge of the Company, the Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Neither the Company nor any Subsidiary has received a notice (written or otherwise) that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person.  The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and to the Company’s knowledge, the Company’s intellectual properties are enforceable and not infringed at present by another Person.

(p)           Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount.  Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)           Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(r)            Sarbanes-Oxley; Internal Accounting Controls.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected in an adverse manner, or is reasonably likely to materially affect in an adverse manner, the Company’s internal control over financial reporting.

(s)           Certain Fees.  Except as set forth on Schedule 3.1(s), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.  The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(t)            Private Placement. Assuming the accuracy of the Purchasers representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(u)           Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

(v)           Registration Rights.  Other than each of the Purchasers, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(w)          Listing and Maintenance Requirements.  The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.  The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(x)            Application of Takeover Protections.  The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(y)           Disclosure.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information.   The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company.  All disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements, in light of the circumstances under which they were made and when made, not misleading.  The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(z)            No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would, to the Company’s knowledge, cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(aa)         Solvency.  Based on the financial condition of the Company as of the First Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  Assuming the First Closing occurs, the Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.  Schedule

3.1 (aa) sets forth as of the dates thereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(bb)         Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(cc)         No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising.  The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(dd)         Foreign Corrupt Practices.  Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(ee)     Accountants.  The Company’s accounting firm is set forth on Schedule 3.1(ee) of the Disclosure Schedule.  To the knowledge and belief of the Company, such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 10-KSB for the year ending December 31, 2006.

(ff)   No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers presently employed by the Company or who have been employed by the Company since December 1, 2005. Schedule 3.1(ee) lists any fees the Company owed to its accountants and lawyers as of February 28, 2007.

(gg) Acknowledgment Regarding Purchasers’ Purchase of Securities.  The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities.  The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(hh) Acknowledgement Regarding Purchaser’s Trading Activity.  Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.2(f) and 4.14 hereof), it is understood and acknowledged by the Company (i) that none of the Purchasers have been asked to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that past or future open market or other transactions by any Purchaser, including Short Sales, and specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) that any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iv) that each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction.  The Company further understands and acknowledges that (a) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Warrant Shares deliverable with respect to Securities are being determined and (b) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(ii)    Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

3.2           Representations and Warranties of the Purchasers.  Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)           Organization; Authority.  Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Purchaser.  Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           Own Account.  Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.  Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser understands that it may not be able to sell any of the Securities without prior registration under the Securities Act or the existence of an exemption from such registration requirement.

(c)           Purchaser Status.  At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.  Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d)           Experience of Such Purchaser.  Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment. Such Purchaser acknowledges that it has not received any legal or tax advice from the Company or any of its representatives with respect the transactions contemplated hereby.

(e)           General Solicitation.  Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)            Short Sales and Confidentiality Prior To The Date Hereof.  Other than the transaction contemplated hereunder, such Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any transaction, including Short Sales, in the securities of the Company during the period commencing from the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person setting forth the material terms of the transactions contemplated hereunder until the date hereof (“Discussion Time”).  Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.  Notwithstanding the foregoing, with respect to Lehman, this Section shall only apply to the Global Trading Strategies group, as currently configured, of Lehman Brothers Holdings Inc., and shall not apply to any other person, affiliate, subsidiary, business unit, area, group or division of Lehman Brothers Holdings Inc. Other than to other Persons party to this Agreement, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1           Transfer Restrictions.

(a)           The Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the

Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)           The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

THIS SECURITY HAS NOT BEEN  REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge.  At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

(c)           Certificates evidencing the Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b)), (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Shares or Warrant Shares pursuant to Rule 144, or (iii) if such Shares or Warrant Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).  The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder.  If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, such Warrant Shares shall be issued free of all legends.  The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than three Trading Days following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Shares or Warrant Shares, as the case may be, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section.  Certificates for Securities subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchasers by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System, if the Transfer Agent is a participant in the DWAC system, and otherwise by physical delivery of certificates as directed by the Purchaser. The Company agrees to use commercially reasonable efforts to have a Transfer Agent which is a DWAC participant within 1 year of the First Closing.

(d)           In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Shares or Warrant Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 4.1(c), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(e)           Each Purchaser, severally and not jointly with the other Purchasers, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

4.2           Furnishing of Information.  As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

4.3           Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that could reasonably be expected to be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.4           Securities Laws Disclosure; Publicity.  The Company shall, by 8:30 a.m. (New York City time) on the Trading Day immediately following the date hereof, issue a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby, and filing the Transaction Documents as exhibits thereto.  The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Documents (including signature pages thereto) with the Commission and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (ii).

4.5           Stockholder Rights Plan.  No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.6           Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.7           Use of Proceeds.  Except as set forth on Schedule 4.7 attached hereto, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and shall not use such proceeds for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), or to redeem any Common Stock or Common Stock Equivalents or to settle any outstanding litigation.

4.8           Indemnification of Purchasers.   Subject to the provisions of this Section 4.8, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder or any violations or alleged violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii)

the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.  The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

4.9           Reservation of Common Stock. Subject to receipt of Stockholder Approval as to the Second Closing only, as of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement and Warrant Shares pursuant to any exercise of the Warrants.   The Company shall hold a special meeting of shareholders (which may also be the annual meeting of shareholders) within 90 calendar days of the First Closing Date for the purpose of obtaining Stockholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. If the Company does not obtain Stockholder Approval at the first such meeting, the Company shall call a meeting every four months thereafter to seek Stockholder Approval until the earlier of the date Stockholder Approval is obtained or the Warrants are no longer outstanding. Further, if the Company has not received Stockholder Approval at any time after the First Closing Date, then, upon the occurrence of any Change of Control Transaction, each Purchaser shall have the right to purchase at the same Per Share Purchase Price, and the Company shall issue, scrip representing the Shares that would have been issuable at the Second Closing had such Shares been authorized, and such scrip shall have the same rights to receive the consideration that would have been receivable by a holder of an equal number of Shares upon consummation of the Change of Control Transaction.

4.10         Listing of Common Stock.  The Company hereby agrees to use best efforts to maintain the listing of the Common Stock on a Trading Market, and as soon as reasonably practicable following the Closing (but not later than the earlier of the Effective Date and the first anniversary of the Closing Date) to list all of the Shares and Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application all of the Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Shares and Warrant Shares to be listed on such other Trading Market as promptly as possible.  The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.11         Equal Treatment of Purchasers.  Except with respect to Lehman’s right to designate 1 director and the rights afforded pursuant to Section 4.19 hereof, no consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents.  For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.12         Participation in Future Financing.

(a)           From the date hereof until the date that is the 24-month anniversary of the Effective Date of the initial Registration Statement, upon any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration to a non-Affiliated party (a “Subsequent Financing”), each Purchaser shall have the right to participate in up to an amount of the Subsequent Financing equal to such Purchaser’s “pro rata percentage” (defined as such Purchaser’s actual ownership of Common Stock, as of the Second Closing, as a percentage of the Company’s outstanding shares of Common Stock as of the First Closing) (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing.

(b)           At least 10 Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Purchaser a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Purchaser if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”).  Upon the request of a Purchaser, and only upon a request by such Purchaser, for a Subsequent Financing Notice, the Company shall promptly, but no later than 1 Trading Day after such request, deliver a Subsequent Financing Notice to such Purchaser.  The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c)           Any Purchaser desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the 10th Trading Day after all of the Purchasers have received the Pre-Notice that the Purchaser is willing to participate in the Subsequent Financing, the amount of the Purchaser’s participation, and that the Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice.  If the Company receives no notice from a Purchaser as of such 10th Trading Day, such Purchaser shall be deemed to have notified the Company that it does not elect to participate.

(d)           If by 5:30 p.m. (New York City time) on the 10th Trading Day after all of the Purchasers have received the Pre-Notice, notifications by the Purchasers of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Subsequent Financing, then the Company may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e)           If by 5:30 p.m. (New York City time) on the 10th Trading Day after all of the Purchasers have received the Pre-Notice, the Company receives responses to a Subsequent Financing Notice from Purchasers seeking to purchase more than the aggregate amount of the Participation Maximum, each such Purchaser shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum.  “Pro Rata Portion” means the ratio of (x) the Subscription Amount of Securities subscribed for on the First Closing Date by a Purchaser participating under this Section 4.12 and (y) the sum of the aggregate Subscription Amounts of Securities purchased on the First Closing Date by all Purchasers participating under this Section 4.12.

(f)            The Company must provide the Purchasers with a second Subsequent Financing Notice, and the Purchasers will again have the right of participation set forth above in this Section 4.12, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 60 Trading Days after the date of the initial Subsequent Financing Notice.

(g)           Notwithstanding the foregoing, this Section 4.12 shall not apply in respect of (i) an Exempt Issuance or (ii) an underwritten public offering of Common Stock.

4.13         Subsequent Equity Sales.

(a)           From the date hereof until 60 days after the Effective Date, neither the Company nor any Subsidiary shall issue shares of Common Stock or Common Stock Equivalents; provided, however, the 60 day period set forth in this Section 4.13 shall be extended for the number of Trading Days during such period in which (i) trading in the Common Stock is suspended by any Trading Market, or (ii) following the Effective Date, the Registration Statement is not effective or the prospectus included in the Registration Statement may not be used by the Purchasers for the resale of the Shares and Warrant Shares.

(b)           From the date hereof until such time as no Purchaser holds any of the Securities, the Company shall be prohibited from effecting or entering into an agreement to effect any Subsequent Financing involving a Variable Rate Transaction.  “Variable Rate Transaction” means a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.  Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

(c)           Notwithstanding the foregoing, this Section 4.13 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.

4.14         Short Sales and Confidentiality After The Date Hereof.  Each Purchaser severally and not jointly with the other Purchasers covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period commencing at the Discussion Time and ending at the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 4.4.  Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in Section 4.4, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).  Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of short sales of shares of the Common Stock “against the box” prior to the Effective Date of the Registration Statement with the Securities is a violation of Section 5 of the Securities Act, as set forth in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance.  Notwithstanding the foregoing, no Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 4.4.  Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Notwithstanding the foregoing, with respect to Lehman, this Section shall only apply to the Global Trading Strategies group, as currently configured, of Lehman Brothers Holdings Inc., and shall not apply to any other person, affiliate, subsidiary, business unit, area, group or division of Lehman Brothers Holdings Inc.

4.15         Delivery of Securities After Closing.  The Company shall deliver, or cause to be delivered, the respective Securities purchased by each Purchaser to such Purchaser within 3 Trading Days of the applicable Closing Date.

4.16         Form D; Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the First Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

4.17         Composition of the Board of Directors.  As of the First Closing Date, the Company shall have taken all necessary action to expand its Board of Directors to 6 individuals. So long as Lehman shall continue to beneficially own at least 25% of the number of Shares originally purchased by it pursuant to this Agreement, Lehman shall have the right to designate 1 director in accordance with this Section 4.17 as follows: the Company agrees that it shall use best efforts to have its Board of Directors or nominating committee, if it has one, to re-nominate the individual designated by Lehman as director for re-election at each meeting of stockholders called for such purpose, to recommend to the Company’s stockholders that that they vote “for” such nominee, and that all proxies given to management are voted in favor of such nominee. The members of the Board of Directors as of the First Closing shall be Donald Swortwood, Charles Mathews, Jeffrey Ferrell (who shall be the director designated by Lehman), Roger Sabbadini and the Company’s Chief Executive Officer (with one vacant position).  Following the First Closing, such five directors shall use its best efforts to designate a sixth director, who shall be reasonably acceptable to Lehman at the time of such designation.  The Company shall use commercially reasonable best efforts to obtain and maintain directors and officers liability insurance in such amounts as are customary for companies of the Company’s size; and shall enter into indemnification contracts with the Lehman Director in form and substance reasonably satisfactory to such Lehman Director. Nothing in this Agreement shall be construed to preclude the Company from entering into the same or similar indemnification agreements with the non-Lehman Directors.

4.18         Voting Agreement.  Each Purchaser hereby acknowledges and agrees that in connection with the execution of this Agreement, such Purchaser shall vote all shares of the Company’s capital stock held by such Purchaser at the time of any such vote in favor of the items described by the Shareholder Approval (which may occur in the context of a special meeting or annual meeting of the Company’s stockholders or in connection with any action taken by written consent in accordance with the Company’s bylaws and applicable law).  Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Agreements under this Section 4.18 shall terminate upon the earlier of either (a) the termination of this Agreement, (b) the approval by requisite vote of any item which is part of the Shareholder Approval (but only to the extent that such approval is obtained) or (c) the obligations to obtain all or any portion of the items described by the Shareholder Approval are no longer necessary in accordance with this Agreement.

4.19         Board Observer Rights.  The Company hereby invites any Purchaser, excluding Lehman, who has purchased Securities in an amount equal to or greater than [$1,800,000] under the terms of this Agreement to select one representative reasonably acceptable to the Company (each a “Representative”) to attend in a nonvoting observer capacity meetings of the Board of Directors; provided, however, that the Company reserves the right to exclude the Representative from access to any material or meeting or portion thereof if (i) the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and its counsel; (ii) access to such information or attendance at such meeting could create a conflict of interest between any of the Purchasers or the Representative, on the one hand, and the Company, on the other hand, or (iii) such portion of a meeting is an executive session limited solely to members of the Board of Directors and legal counsel.  In addition and upon [30]-day notice, the Company may terminate rights granted to any Purchaser pursuant to this Section 4.19. Any Purchaser eligible to select a Representative agrees that (a) such Representative shall agree in writing to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to the Representative, except to the extent such information in the public domain at the time it is first provided to the Representative, or is subsequently released into the public domain (through no fault of the Representative), or otherwise required by law and any other regulatory process to which the Representative is subject, (b) such Representative shall acknowledge and agree that during the period in which the Representative has board observation rights under this Section 4.19, the Representative shall be subject to, and shall be deemed a “covered person” under, any insider trading policy now or hereafter adopted by the Company and any code of ethics and business conduct now or hereafter adopted by the Company.

ARTICLE V.
MISCELLANEOUS

5.1           Termination.  This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before April 10, 2007; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

5.2           Fees and Expenses.  At the Closing, the Company has agreed to reimburse Lehman the sum of up to $75,000 for its due diligence and legal fees and expenses.    Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.3           Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger).  Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.9.

5.9           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  The parties hereby waive all rights to a trial by jury.  If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10         Survival.  The representations and warranties contained herein shall survive the Closing and the delivery of the Shares and Warrant Shares.

5.11         Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13         Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely and materially perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, in the case of a rescission of an exercise of a Warrant, the Purchaser shall be required to return any shares of Common Stock delivered in connection with any such rescinded exercise notice.

5.14         Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.  The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15         Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16         Payment Set Aside.  To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17         Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.  For reasons of administrative convenience only, Purchasers and their respective counsel have chosen to communicate with the Company through FWS.  FWS does not represent all of the Purchasers but only Lehman.  The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

5.18         Liquidated Damages.  The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.19         Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

5.20         Exculpation Among Purchasers.  Each Purchaser acknowledges that it is not relying upon any person, firm or corporation (including without limitation Lehman or any other Purchaser), other than the Company and its officers and directors (acting in their capacity as representatives of the Company), in deciding to invest and in making its investment in the Company.  Each Purchaser agrees that no other Purchaser nor the respective controlling persons, officers, directors, partners, agents or employees of any other Purchaser shall be liable to such Purchaser for any losses incurred by such Purchaser in connection with its investment in the Company.

5.21         Company Acknowledgement.  The Company acknowledges and agrees that (i) each of the Purchasers is participating in the transactions contemplated by this Agreement and the other Transaction Documents at the Company’s request and the Company has concluded that such participation is in the Company’s best interest and is consistent with the Company’s objectives and (ii) each of the Purchasers is acting solely in the capacity of an arm’s length purchaser.  The Company further acknowledges that no Purchaser is acting or has acted as an advisor, agent or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the other Transaction Documents and any advice given by any Purchaser or any of its respective representatives in connection with this Agreement or the other Transaction Documents is merely incidental to the Purchasers’ purchase of Shares and Warrants.  The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LPATH, INC.	Address for Notice: 6335 Ferris Square, Suite A San Diego, CA 92121 Attention: Scott Pancoast, CEO Fax: (858) 678-0900
By:
Name:
Title:

With a copy to (which shall not constitute notice):

Eilenberg Krause & Paul LLP 11 East 44th Street, 19th Floor New York, New York 10017 A

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO LPATH SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchaser (if not same as above):

I    ☐  do        ☐ do not      want a beneficial ownership blocker in Section 2(d) of my Warrants.

Total Subscription Amount:	$

First Closing:	$
[multiply Total Subscription Amount by 82.5%]

Second Closing:	$
[subtract First Closing from Total Subscription Amount]

EIN Number:  [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

EXHIBIT A—Registration Rights Agreement

EXHIBIT B—Legal Opinion of Company Counsel

[List of Purchasers]

Ladies and Gentlemen:

We have acted as counsel to Lpath, Inc., a Nevada corporation (the “Company”), in connection with the execution and delivery by the Company of the Securities Purchase Agreement, dated as of March      , 2007 (the “Agreement”), by and among the Company and the purchasers identified on the signature pages thereto (the “Purchasers”).  This opinion is given to you pursuant to Section 2.2(a)(ii) of the Agreement.  (Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.)

We have participated in the preparation and negotiation of the Agreement and the Exhibits and Schedules thereto, and the other documents referred to therein.  We also have examined such certificates of public officials, corporate documents and records and other certificates, opinions, agreements and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

Based on the foregoing and upon such investigation as we have deemed necessary, we give you our opinion as follows:

1.             The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada.  The Company has all requisite power and authority, and all material governmental licenses, authorizations, consents and approvals, that are required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted (all as described in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2005). The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to qualify could have a Material Adverse Effect on the Company.

2.             Each of the following subsidiaries of the Company (the “Subsidiaries”) is a corporation, duly organized and in good standing under the laws of its state of organization, as noted: [                     ].

3.             The Company has all requisite power and authority (i) to execute, deliver and perform the Transaction Documents, (ii) to issue, sell and deliver the Shares, the Warrants, and, upon exercise of the Warrants, the Warrant Shares pursuant to the Transaction Documents and (iii) to carry out and perform its obligations under, and to consummate the transactions contemplated by, the Transaction Documents.

4.             All action on the part of the Company, its directors and its stockholders necessary for the authorization, execution and delivery by the Company of the Transaction

Documents, the authorization, issuance, sale and delivery of the Warrants pursuant to the Agreement, the issuance and delivery of the Warrant Shares and the consummation by the Company of the transactions contemplated by the Transaction Documents has been duly taken.  The Transaction Documents have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses.

5.             After giving effect to the transactions contemplated by the Agreement, and immediately after the Closing, the authorized capital stock of the Company will consist of: an aggregate of 60,000,000 shares of Common Stock, of which        shares will be issued and outstanding and           shares will be reserved for issuance upon conversion of issued and outstanding options, warrants and other derivative securities,         shares will be reserved for issuance to employees, officers and directors under the Company’s [        Stock Incentive Plan], of which           shares are subject to currently outstanding incentive stock option grants and           shares are subject to currently outstanding non-qualified stock option grants, and           shares will be reserved for issuance upon exercise of Warrants.  All presently issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive or similar rights, and have been issued in compliance with applicable securities laws and regulations.  The Warrants which are being issued on the date hereof pursuant to the Agreement have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights, and have been issued in compliance with applicable securities laws, rules and regulations.  The Warrant Shares have been duly and validly authorized and reserved for issuance, and when issued upon the exercise of the Warrants in accordance with the terms therein, will be validly issued, fully paid and nonassessable, and free of any preemptive or similar rights.  To our knowledge, except for rights described in Schedule 3.1(g) of the Agreement, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire from the Company any capital stock or other securities of the Company, or any other agreements to issue any such securities or rights.  The rights, privileges and preferences of the Common Stock are as stated in the Company’s Articles of Incorporation.

6.             To our knowledge, the Company has filed all reports (the “SEC Reports”) required to be filed by it under Sections 13(a) and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”).  As of their respective filing dates, the SEC Reports complied in all material respects as to form with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

7.             Based in part upon the representations of the Purchasers contained in the Agreement, the Shares, the Warrants and the Warrant Shares may be issued to the Purchasers without registration under the Securities Act of 1933, as amended.

8.             The execution, delivery and performance by the Company of, and the compliance by the Company with the terms of, the Transaction Documents and the issuance, sale and delivery of the Shares, the Warrants and the Warrant Shares pursuant to the Agreement do not (a) conflict with or result in a violation of any provision of law, rule or regulation applicable to the Company or its Subsidiaries or of the certificate of incorporation or by-laws or other similar organizational documents of the Company or its Subsidiaries, (b) conflict with, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in or permit the termination or modification of, any agreement, instrument, order, writ, judgment or decree known to us to which the Company of its Subsidiaries is a party or is subject or (c) result in the creation or imposition of any lien, claim or encumbrance on any of the assets or properties of the Company or its Subsidiaries’.

9.             To our knowledge, except as set forth in the Disclosure Schedules to the Agreement, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry, pending or threatened, before any court or governmental or administrative body or agency, or any private arbitration tribunal, against the Company or its Subsidiaries, or any of the officers, directors or employees (in connection with the discharge of their duties as officers, directors and employees), of the Company or its Subsidiaries, or affecting any of its properties or assets.

10.           In connection with the valid execution, delivery and performance by the Company of the Transaction Documents, or the offer, sale, issuance or delivery of the Shares, the Warrants and the Warrant Shares or the consummation of the transactions contemplated thereby, no consent, license, permit, waiver, approval or authorization of, or designation, declaration, registration or filing with, any court, governmental or regulatory authority, or self-regulatory organization, is required.

11.           The Company is not an Investment Company within the meaning of the Investment Company Act of 1940, as amended.

Very truly yours,

EXHIBIT C—Form of Warrant

EXHIBIT D—Voting Agreement

TO:                            Current shareholder of Lpath, Inc. [“HOLDER”]

FROM:    Lpath, Inc. a Nevada corporation [“LPATH”]

To Whom It May Concern:

This letter will confirm HOLDER’s agreement to vote all shares of LPATH voting stock over which HOLDER has voting control in favor of any resolution presented to the shareholders of  LPATH to (i) increase the number of shares of authorized common stock from 60,000,000 to not less than 100,000,000 or such greater number as shall be determined by the Board of Directors of LPATH; (ii) increase the number of shares authorized for issuance upon the exercise of options granted under the Lpath, Inc. 2005 Stock Option/Stock Purchase Plan to a number not to exceed the lesser of (a) 10,390,000 (an increase of 5,050,000 from the current authorized number of 5,340,000), or (b) 15.0% of the pro forma number of fully diluted shares (common shares plus stock options plus warrants) outstanding assuming the Securities Purchase Agreement is executed and both the First Closing and the Second Closing take place; and (iii) ratify the appointment of the Lehman Director as director of LPATH, all pursuant to that certain Securities Purchase Agreement to be entered among LPATH and the purchasers signatory thereto (the “Purchase Agreement”) and the other agreements entered into in connection therewith [(i), (ii) and (iii), collectively, the “Shareholder Approval”].

Notwithstanding anything to the contrary contained elsewhere in this letter of agreement, the obligations contained herein shall terminate upon the approval by requisite vote of any item which is part of the Shareholder Approval (but only to the extent that such approval is obtained) or until the requirement to obtain Shareholder Approval is no longer required as contemplated by the Purchase Agreement.

AGREED TO BY HOLDER:

By:

Its:

Number of shares as to which [shareholder] has voting rights: